                   ITEM 8 - CONSOLIDATED FINANCIAL STATEMENTS

                             MCM CAPITAL GROUP, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000

                                    CONTENTS

Report of Independent Auditors............................................    94
Audited Financial Statements

Consolidated Statements of Financial Condition............................    95
Consolidated Statements of Operations.....................................    96
Consolidated Statements of Stockholders' Equity...........................    97
Consolidated Statements of Cash Flows.....................................    98
Notes to Consolidated Financial Statements................................   100

                         REPORT OF INDEPENDENT AUDITORS

                     The Board of Directors and Stockholders

                             MCM Capital Group, Inc.


         We have audited the accompanying consolidated statements of financial condition of MCM Capital Group, Inc. and its subsidiaries (the Company) as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MCM Capital Group, Inc. and its subsidiaries at December 31, 1999 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                           Ernst & Young, L.L.P.

Kansas City, Missouri

February 2, 2001

                             MCM Capital Group, Inc.

                 Consolidated Statements of Financial Condition

                                                                        DECEMBER 31
                                                                     1999        2000
                                                                   --------    --------
                                                                      (In Thousands)
ASSETS

Cash                                                               $    352    $    888
Restricted cash (Note 1)                                              2,939       2,468
Investment in receivable portfolios, net (Notes 2, 3 and 4)          57,473      25,969
Retained interest in securitized receivables (Note 4)                30,555      31,616
Property and equipment, net (Note 5)                                  7,943       7,424
Other assets                                                          2,278       2,736
                                                                   --------    --------
Total assets                                                       $101,540    $ 71,101
                                                                   ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities                           $ 10,631    $  5,519
Servicing liability (Note 4)                                          1,430        --
Notes payable and other borrowings (Note 6)                          47,418      53,270
Capital lease obligations (Note 8)                                    1,262       2,233
Deferred income tax liability (Note 7)                                7,771        --
                                                                   --------    --------
Total liabilities                                                    68,512      61,022

Commitments and contingencies (Notes 8 and 14)

Stockholders' equity:
   Preferred stock, $.01 par value, 5,000,000 shares authorized
                                                                       --          --
   Common stock, $.01 par value, 50,000,000 shares authorized,
     7,191,131 and 7,591,131 shares issued in 1999 and 2000,             72          76
     respectively (Note 13)
   Treasury stock, at cost: 430,000 shares                             --          (128)
   Additional paid-in capital                                        19,777      22,082
   Accumulated other comprehensive income (Note 4)                    4,321       2,921
   Retained earnings (accumulated deficit)                            8,858     (14,872)
                                                                   --------    --------
Total stockholders' equity                                           33,028      10,079
                                                                   --------    --------
Total liabilities and stockholders' equity                         $101,540    $ 71,101
                                                                   ========    ========

See accompanying notes to consolidated financial statements

                             MCM Capital Group, Inc.

                      Consolidated Statements of Operations

                                                                         YEAR ENDED DECEMBER 31
                                                                     1998         1999         2000
                                                                   --------     --------     --------
                                                                (In Thousands Except Earnings Per Share)
 Revenues:
    Income from receivable portfolios                              $ 15,952     $ 12,860     $ 15,434
    Income from retained interest                                      --          7,836       11,679
    Gain on sales of receivable portfolios (Note 4)                  10,818           57         --
    Servicing fees and related income                                   105        7,405        9,447
                                                                   --------     --------     --------
                                                                     26,875       28,158       36,560
 Operating expenses:
    Salaries and employee benefits                                    7,472       18,821       23,423
    Other operating expenses                                          2,200        3,479        6,340
    General and administrative expenses                               1,290        3,019        5,458
    Restructuring charges                                              --           --          1,388
    Provision for portfolio losses                                     --           --         20,886
    Depreciation and amortization                                       427          964        2,154
                                                                   --------     --------     --------
 Total operating expenses                                            11,389       26,283       59,649
                                                                   --------     --------     --------
                                                                     15,486        1,875      (23,089)
 Other income (expense):
    Interest expense                                                 (2,982)      (2,166)      (7,829)
    Other income (expense)                                               96          206          (69)
                                                                   --------     --------     --------
 Total other expense                                                 (2,886)      (1,960)      (7,898)
                                                                   --------     --------     --------

 Income (loss) before income taxes and
    extraordinary charge                                             12,600          (85)     (30,987)
 (Provision for) benefit from income taxes
    (Note 7)                                                         (5,065)          34        7,257
                                                                   --------     --------     --------
 Income (loss) before extraordinary charge                            7,535          (51)     (23,730)
 Extraordinary charge, net of income tax
    benefit of $115 (Note 9)                                           (180)        --           --
                                                                   --------     --------     --------
 Net income (loss)                                                 $  7,355     $    (51)    $(23,730)
                                                                   ========     ========     ========

 Basic earnings per share (Note 12):

    Income (loss) before extraordinary charge                      $   1.52     $  (0.01)    $  (3.20)
    Extraordinary charge                                               (.03)        --           --
                                                                   --------     --------     --------
 Net income (loss)                                                 $   1.49     $  (0.01)    $  (3.20)
                                                                   ========     ========     ========

 Diluted earnings per share (Note 12):

    Income (loss) before extraordinary charge                      $   1.51     $  (0.01)    $  (3.20)
    Extraordinary charge                                               (.04)        --           --
                                                                   --------     --------     --------
 Net income (loss)                                                 $   1.47     $  (0.01)    $  (3.20)
                                                                   ========     ========     ========

 Shares used for computation (in thousands) (Note 13):

      Basic                                                           4,941        5,989        7,421
                                                                   ========     ========     ========
      Diluted                                                         4,996        5,989        7,421
                                                                   ========     ========     ========

See accompanying notes to consolidated financial statements.

                             MCM Capital Group, Inc.

                 Consolidated Statements of Stockholders' Equity

                                                                                                              ACCUMULATED
                                                                                                   RETAINED      OTHER
                                                                                    ADDITIONAL     EARNINGS     COMPRE-
                                                  COMMON STOCK    TREASURY STOCK     PAID-IN    (ACCUMULATED    HENSIVE
                                                 SHARES     PAR   SHARES    COST     CAPITAL      DEFICIT)      INCOME      TOTAL
                                               -------------------------------------------------------------------------------------
                                                                                    (In Thousands)

Balance at December 31, 1997                      --       $--     --      $ --     $    200     $  1,354       $   --     $  1,554
 Net income                                       --        --     --        --         --          7,355           --        7,355
 Other comprehensive income - unrealized gain                      --        --
   (Note 4)                                       --        --                          --           --            4,883      4,883
                                                                                                                           ---------
 Comprehensive income                                                                                                        12,238
 Issuance of put options on redeemable common
   stock                                          --        --     --        --         (200)      (3,649)          --       (3,849)
 Issuance of common stock warrants (Note 10)      --        --     --        --          130         --             --          130
 Repricing of put options on redeemable
   common stock                                   --        --     --        --         --          3,849           --        3,849
 Recapitalization of Company's common stock
   (Note 13)                                     4,941        49   --        --          (49)        --             --         --
                                               -------------------------------------------------------------------------------------
Balance at December 31, 1998                     4,941        49   --        --           81        8,909          4,883     13,922
 Net loss                                         --        --     --        --         --            (51)          --          (51)
 Other comprehensive loss - unrealized loss
   (Note 4)                                       --        --     --        --         --           --             (562)      (562)
                                                                                                                           ---------
 Comprehensive loss                                                                                                            (613)
 Issuance of common stock (Note 13)              2,250        23   --        --       19,696         --             --       19,719
                                               -------------------------------------------------------------------------------------
Balance at December 31, 1999                     7,191        72   --        --       19,777        8,858          4,321     33,028
 Net loss                                         --        --     --        --         --        (23,730)          --      (23,730)
 Other comprehensive loss - unrealized loss
   (Note 4)                                       --        --     --        --         --           --           (1,400)    (1,400)
                                                                                                                           ---------
 Comprehensive loss                                                                                                         (25,130)
 Issuance of common stock warrants                --        --     --        --        1,634         --             --        1,634
 Treasury stock                                   --        --      430      (128)      --           --             --         (128)
 Issuance of common stock (Note 2)                 400         4   --        --          671         --             --          675
                                               -------------------------------------------------------------------------------------
Balance at December 31, 2000                     7,591     $  76    430    $ (128)  $ 22,082     $(14,872)      $  2,921   $ 10,079
====================================================================================================================================


See accompanying notes to consolidated financial statements.

                             MCM Capital Group, Inc.

                      Consolidated Statements of Cash Flows

                                                                  YEAR ENDED DECEMBER 31
                                                              1998         1999         2000
                                                            -----------------------------------
                                                                      (In Thousands)
OPERATING ACTIVITIES
Net income (loss)                                           $  7,355     $    (51)    $(23,730)
Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
     Depreciation and amortization                               427          964        2,154
     Amortization of loan costs                                 --            128        1,145
     Amortization of debt discount                               268         --             94
     Gain on sales of receivable portfolios                  (10,818)         (57)        --
     Loss on sales of property and equipment                      17         --            227
     Extraordinary loss on early extinguishment of debt          180         --           --
     Deferred income tax expense (benefit)                     5,107          (34)      (6,839)
     Amortization of servicing liability                        --         (2,177)      (1,430)
     Settlement of amount payable under receivable
       purchase contract                                        --           --         (2,323)
     Write-off of basis of settled portfolios                   --           --            427
     (Increase) decrease in service fee receivable              --           (273)         379
     (Increase) decrease in restricted cash                     --         (2,939)         471
     Provision for portfolio losses                             --           --         20,886
     (Increase) decrease in other assets                        (280)        (153)          24
     Note payable issued in lieu of interest payment            --           --            613
     Increase (decrease) in accounts payable and accrued
       liabilities                                             1,178        9,023       (4,535)
                                                            -----------------------------------
Net cash provided by (used in) operating activities            3,434        4,431      (12,437)

INVESTING ACTIVITIES

Proceeds from sales of receivable portfolios                  37,202          317          706
Net (accretion) collections applied to principal of
   receivable portfolios                                        (503)      (3,712)      15,918
Net collections of retained interest and cash reserves          --         (7,836)      (3,394)
Purchases of receivable portfolios                           (24,762)     (51,969)      (4,433)
Cash acquired in acquisition of assets from West Capital        --           --             10
Proceeds from the sale of property and equipment                  32         --            984
Purchases of property and equipment                           (2,814)      (4,127)        (786)
                                                            -----------------------------------
Net cash provided by (used in) investing activities            9,155      (67,327)       9,005

                             MCM Capital Group, Inc.

                                                                                          YEAR ENDED DECEMBER 31
                                                                                      1998         1999         2000
                                                                                    -----------------------------------
                                                                                             (In Thousands)
FINANCING ACTIVITIES
Proceeds from notes payable and other borrowings                                    $ 23,574     $ 78,519     $ 66,361
Repayment of notes payable and other borrowings                                      (31,481)     (38,106)     (59,607)
Payment on termination of put warrants                                                  (206)        --           --
Capitalized loan costs relating to financing arrangement                                --         (1,370)      (1,893)
Issuance of common stock through initial public offering                                --         22,500         --
Capitalized costs relating to initial public offering of
   common stock                                                                         --         (2,781)        --
Purchase of treasury stock                                                              --           --           (128)
Repayment of capital lease obligations                                                  --           (172)        (765)
Prepayment fees and penalties on early extinguishment of
   debt                                                                                 (295)        --           --
                                                                                    -----------------------------------
Net cash provided by (used in) financing activities                                   (8,408)      58,590        3,968
                                                                                    -----------------------------------

Net increase (decrease) in cash                                                        4,181       (4,306)         536
Cash, beginning of year                                                                  477        4,658          352
                                                                                    -----------------------------------
Cash, end of year                                                                   $  4,658     $    352     $    888
                                                                                    ===================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
   Interest                                                                         $  2,670     $  2,014     $  5,952
                                                                                    ===================================
   Income taxes                                                                     $     50     $   --       $   --
                                                                                    ===================================
SUPPLEMENTAL SCHEDULES OF NONCASH INVESTING ACTIVITIES

Property and equipment acquired under capital leases                                $    523     $    928     $  1,737
                                                                                    ===================================
Recognition of servicing liability                                                  $  3,607     $   --       $   --
                                                                                    ===================================
Recognition of retained interest in securitized receivables                         $ 14,858     $   --       $   --
                                                                                    ===================================
SUPPLEMENTAL SCHEDULES OF NONCASH FINANCING ACTIVITIES
Issuance of common stock warrants in connection with debt
   agreements                                                                       $    130     $   --       $  1,634
                                                                                    ===================================
Issuance of put options on redeemable common stock                                  $  3,849     $   --       $   --
                                                                                    ===================================
Issuance of common stock in connection with acquisition of
   certain assets of West Capital:

     Fair value of assets acquired                                                  $   --       $   --       $  2,419
     Fair value of liabilities assumed                                                  --           --         (1,744)
                                                                                    -----------------------------------
Common stock issued                                                                 $   --       $   --       $    675
                                                                                    ===================================

See accompanying notes to consolidated financial statements.

1. SIGNIFICANT ACCOUNTING POLICIES

OWNERSHIP AND DESCRIPTION OF BUSINESS

         MCM Capital Group, Inc. (MCM Capital) is a holding company whose principal assets are its investments in its wholly owned subsidiaries (collectively referred to herein as the Company). The Company is a financial services company specializing in the collection, restructuring, resale and securitization of receivable portfolios acquired at deep discounts. The Company's receivable portfolios consist primarily of charged-off domestic credit card receivables purchased from national financial institutions and major retail corporations. Acquisitions of receivable portfolios are financed by operations and borrowings from third parties.

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include MCM Capital and its wholly-owned subsidiaries, Midland Credit Management, Inc. (Midland Credit), Midland Funding 98-A Corporation, Midland Receivables 99-1 Corporation, Midland Acquisition Corporation and MRC Receivables Corporation. All material intercompany transactions and balances have been eliminated.

RESTRICTED CASH

         Restricted cash represents cash reserve accounts pledged to the Warehouse Securitization and Securitization 99-1 and undistributed collections held on behalf of the trustees.

INVESTMENT IN RECEIVABLE PORTFOLIOS

         The Company accounts for its investment in receivable portfolios on the accrual basis of accounting in accordance with the provisions of the AICPA's Practice Bulletin 6, Amortization of Discounts on Certain Acquired Loans. Static pools are established with accounts having similar attributes, based on specific seller and timing of acquisition. Once a static pool is established, the receivables are permanently assigned to the pool. The discount (i.e., the difference between the cost of each static pool and the related aggregate contractual receivable balance) is not recorded because the Company expects to collect a relatively small percentage of each static pool's contractual receivable balance. As a result, receivable portfolios are recorded at cost at the time of acquisition.

         The Company accounts for each static pool as a unit for the economic life of the pool (similar to one loan) for recognition of income from receivable portfolios, for collections applied to principal of receivable portfolios and for provision for loss or impairment. Income from receivable portfolios is accrued based on the effective interest rate determined for each pool applied to each pool's original cost basis, adjusted for accrued income and principal paydowns. The effective interest rate is the internal rate of return determined based on the timing and amounts of actual cash received and anticipated future cash flow projections for each pool.

     The Company monitors impairment of receivable portfolios based on total projected future cash flows of each portfolio compared to each portfolio's carrying amount in those cases where the amounts and timing of projected future cash flows are determined to be reasonably estimable. The receivable portfolios are evaluated for impairment periodically by management based on current market and cash flow assumptions. Provisions for losses are charged to earnings when it is determined that the investment in a receivable portfolio is greater than the estimate of total probable future collections. Additionally, if the amount and timing of future collections are not reasonably estimable, the Company accounts for those portfolios on the cost recovery method. No provision for losses was recorded in 1998 or 1999. During 2000, the Company recorded impairment charges of approximately $20,886,000 against the carrying value of the portfolios.

SECURITIZATION ACCOUNTING

         Statement of Financial Accounting Standards (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when, based on specifically defined criteria, control has been surrendered and the assets transferred have been legally isolated. The basis of securitized financial assets is allocated to the receivables sold, the servicing asset or liability and retained interest based on their relative fair values at the transfer date. The gain or loss on the securitization transaction is determined by comparing proceeds received to the allocated basis of the securitized assets.

         In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, that replaces, in its entirety, SFAS No. 125. While the accounting treatment prescribed by this pronouncement is effective for transfers and servicing of financial assets and extinguishments of liabilities that occur after March 31, 2001, SFAS No. 140 is effective for fiscal years ending after December 15, 2000 for disclosure purposes. Accordingly, the Company has included the appropriate disclosure established by SFAS No. 140 in its consolidated financial statements. The adoption of this pronouncement is not expected to have a significant impact on the Company's consolidated financial statements.

RETAINED INTEREST IN SECURITIZED RECEIVABLES

         The retained interest is treated as a debt security similar to an available-for-sale security and is carried at fair value. At the time of securitization, the retained interest is initially recorded at the basis allocated in accordance with SFAS No. 125. This original cost basis is adjusted to fair value, which is based on the discounted anticipated future cash flows on a "cash out" basis, with such adjustment (net of related deferred income taxes) recorded as a component of other comprehensive income. The cash out method projects cash collections to be received only after all amounts owed to investors have been remitted.

         Income on the retained interest is accrued based on the effective interest rate applied to its original cost basis, adjusted for accrued interest and principal paydowns. The effective interest rate is the internal rate of return determined based on the timing and amounts of actual cash received and anticipated future cash flow projections for the underlying pool of securitized receivables.

     The Company monitors impairment of the retained interest based on discounted anticipated future cash flows of the underlying receivables compared to the original cost basis of the retained interest, adjusted for unpaid accrued interest and principal paydowns. The discount rate is based on a rate of return, adjusted for specific risk factors, that would be expected by an unrelated investor in a similar stream of cash flows. The retained interest is evaluated for impairment by management quarterly based on current market and cash flow assumptions applied to the underlying receivables. Provisions for losses are charged to earnings when it is determined that the retained interest's original cost basis, adjusted for unpaid accrued interest and principal paydowns, is greater than the present value of expected future cash flows. No provision for losses was recorded in 1998, 1999 or 2000.

         The retained interest is secured by assets held in a wholly owned, bankruptcy remote, special purpose subsidiary of the Company. The value of the retained interest, and its associated cash flows, would not be available to satisfy claims of general creditors of the Company.

SERVICING LIABILITY

         During 1999, the Company recorded a servicing liability related to its obligation to service securitized receivables. The servicing liability was amortized to reduce servicing expense in proportion to and over the estimated period of servicing provided for third-party acquirers of securitized receivables. The sufficiency of the servicing liability was assessed based on the fair value of the servicing contract as compared to the carrying amount of the servicing liability. Fair value is estimated by discounting anticipated future net servicing revenues or losses using assumptions the Company believes market participants would use in their estimates of future servicing income and expense. The servicing liability was fully amortized in 2000.

PROPERTY AND EQUIPMENT

         Property and equipment are recorded at cost, less accumulated depreciation and amortization. The provision for depreciation and amortization is computed using the straight-line or an accelerated method over the estimated useful lives of the assets as follows:

   Buildings and equipment                                                                  15 to 25 years
   Furniture and fixtures                                                                          7 years
   Computer hardware and software                                                             3 to 5 years
   Transportation vehicles                                                                         5 years

         Maintenance and repairs are charged to expense in the year incurred. Expenditures for major renewals that extend the useful lives of fixed assets are capitalized and depreciated over the useful lives of such assets.

INCOME TAXES

         Deferred income taxes are provided on temporary differences between the financial reporting bases and income tax bases of the Company's assets and liabilities and unused net operating loss carryforwards.

STOCK-BASED COMPENSATION

         The Company has elected to follow Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options rather than the alternative fair value accounting provided for under SFAS No. 123, Accounting and Disclosure for Stock-Based Compensation. In accordance with APB 25, compensation cost relating to stock options granted by the Company is measured as the excess, if any, of the market price of the Company's stock at the date of grant over the exercise price of the stock options.

FAIR VALUES OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used by the Company to estimate the fair value of each class of financial instruments:

           Investment in receivable portfolios: Investment in receivable portfolios is initially recorded at cost. The fair value is estimated based on recent acquisitions of similar receivable portfolios or discounted expected future cash flows in those cases where the amounts and timing of projected future cash flows are determined to be reasonably estimable. The discount rate is based on a rate of return, adjusted for specific risk factors, that would be expected by an unrelated investor in a similar stream of cash flows. The fair value of those receivable portfolios not on cost recovery is estimated to be $26,892,000 versus a carrying value of $20,135,000.

           Retained interest in securitized receivables: Fair value is estimated by discounting anticipated future cash flows using a discount rate based on specific risk factors. The anticipated future cash flows were projected to reflect the restriction of cash flows until the investors were fully paid, which occurred during 2000. The retained interest in securitized receivables is recorded at fair value in the accompanying consolidated statements of financial condition.

           Notes payable and other borrowings: The carrying amount reported in the consolidated statements of financial condition approximates fair value for notes payable that are of a short-term nature. For other borrowings, fair value is estimated by discounting anticipated future cash flows using market rates of debt instruments with similar terms and remaining maturities. The carrying amount of other borrowings approximates fair value.

USE OF ESTIMATES

         The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

         Significant estimates have been made by management with respect to the timing and amount of collection of future cash flows from receivable portfolios owned and those underlying the Company's retained interest. Actual results are likely to differ from these estimates, making it reasonably possible that a change in these estimates could occur within one year. On a quarterly basis, management reviews the estimate of future collections, and it is reasonably possible that its assessment of collectibility may change based on actual results and other factors.

CONCENTRATION OF RISK

         The collection industry pertaining to charged-off credit cards is highly concentrated in the number of participants and sellers of receivables. Accordingly, the Company's purchases of receivable portfolios are limited to a few providers. Each of these companies has a significant presence in the retail credit card industry and processes a substantial volume of transactions.

EARNINGS PER SHARE

         In accordance with the provisions of SFAS No. 128, Earnings Per Share, the dilutive effect of stock options and certain common stock warrants are excluded from basic earnings per share:

                                                                    YEAR ENDED DECEMBER 31
                                                            1998             1999              2000
                                                            -----------------------------------------
                                                                        (In Thousands)
   Denominator for basic earnings per share -
     weighted-average shares                                 4,941             5,989            7,421
   Effect of dilutive securities:
     Warrants (Note 10)                                         31                 -                -
     Employee stock options (Note 12)                           24                 -                -
                                                            -----------------------------------------
   Dilutive potential common shares                             55                 -                -
                                                            -----------------------------------------
   Denominator for diluted earnings per share -
     adjusted weighted-average shares and
     assumed conversions                                     4,996             5,989            7,421
                                                            =========================================

         For 1999 and 2000, potentially dilutive warrants and employee stock options have not been included in the calculation of diluted earnings per share, as the inclusion of such options would have had an antidilutive effect for the period.

RECLASSIFICATIONS

         Certain amounts for 1998 and 1999 were reclassified to conform to the current year presentation.

2. ACQUISITION OF CERTAIN ASSETS OF WEST CAPITAL FINANCIAL SERVICES CORP.

         On May 22, 2000, Midland Acquisition Corporation (MAC), a Delaware corporation and a wholly-owned subsidiary of the Company, completed the acquisition of certain operating assets and the assumption of certain operating liabilities of WCFSC, Inc., formerly known as West Capital Financial Services Corp. (West Capital), a California corporation, pursuant to an asset purchase agreement (the Purchase Agreement). West Capital was a majority owned subsidiary of Sun America, Inc. The aggregate consideration paid by the Company to West Capital for such net assets acquired was 375,000 shares of MCM common stock valued at approximately $633,000 as of May 22, 2000 based on a closing price of $1.6875 per share.

2. ACQUISITION OF CERTAIN ASSETS OF WEST CAPITAL FINANCIAL SERVICES CORP. (CONTINUED)

     The assets acquired include three portfolios of charged-off credit card receivables, all of the fixed assets of West Capital, and certain agreements and licenses used by West Capital in the operation of its business. Various assets that were acquired pursuant to the Purchase Agreement were used as part of West Capital's business of collecting charged-off credit card receivables, including computer hardware and software, telephone equipment, and other related equipment. MAC licensed the assets to Midland Credit, which has continued to use those assets in similar operations. As part of the transaction, all of the previous employees of West Capital were offered and accepted employment by Midland Credit.

         In a separate but related transaction, the Company acquired certain charged-off credit card receivables from a trust formed by WCFSC Special Purpose Corporation, a California corporation and wholly-owned subsidiary of West Capital (WCFSC SPC), pursuant to a trust receivables purchase agreement, dated May 22, 2000, by and among MCM Capital, West Capital, WCFSC SPC, WCFSC Special Purpose Corporation II, and Norwest Bank Minnesota, National Association, as trustee for WCFSC Consumer Receivables Recovery Trust 1995-1. The consideration for the acquisition consisted of 25,000 shares of MCM Capital's common stock with a value of approximately $42,000 based on a closing price of $1.6875 per share on May 22, 2000.

         On the acquisition date, Midland Credit also became the successor servicer to a pool of charged-off consumer accounts that were owned by West Capital Receivables Corporation I, a California corporation and wholly owned, bankruptcy-remote subsidiary of West Capital. Under the terms of the servicing contract, Midland Credit earns a servicing fee for collections of these receivables, which amounted to $4,292,000 during 2000.

         In conjunction with the West Capital transaction, certain former officers of West Capital replaced certain officers of the Company, which resulted in severance charges of approximately $898,000 recorded during 2000. Additionally, the Company closed its operations center in Hutchinson, Kansas in June 2000. The closure resulted in additional severance charges of approximately $210,000 for 93 employees terminated. The Company also recorded an impairment charge of approximately $280,000 pertaining to the sale of the Hutchinson facility in July 2000.

3. INVESTMENT IN RECEIVABLE PORTFOLIOS

         During the first quarter of 2000, the Company determined that 22 of its receivable portfolios that had been acquired in 1999 were not performing in a manner consistent with the Company's expectations and historical results for the specific type of receivables within those portfolios. This was apparently in part the result of noncompliance of the receivable portfolios with covenants and representations contained in the related purchasing contracts. At the time the impairment was identified, the Company was unable to reasonably estimate the amount and timing of anticipated collections. Therefore, in accordance with AICPA Practice Bulletin 6, the Company ceased accrual of income on these portfolios effective January 1, 2000 and recorded an impairment charge based on the difference between the total projected future collections and the carrying amount on a portfolio by portfolio basis.

     Using proprietary statistical models acquired through the West Capital transaction, Company management subsequently estimated the amount and timing of anticipated collections and therefore, the recoverable value of certain of these portfolios. As part of that process, the Company isolated the portions of those portfolios containing what the Company considers to be ineligible assets. Based on the results of the Company's calculations and statistical analysis, an impairment charge of $20,886,000 was recorded against the carrying value of certain portfolios. These portfolios remain on nonaccrual status as of December 31, 2000, and the full amount of collections since January 1, 2000 for these portfolios has been applied to the principal of these receivable portfolios. In accordance with AICPA Practice Bulletin 6, the Company is accounting for these portfolios under the cost recovery method until such time that it can demonstrate its ability to estimate the amount and timing of anticipated collections.

         Collections in excess of the net book value of the related individual receivable portfolios are recorded as income. During 2000, the Company recognized income of approximately $3,683,000 pertaining to collections in excess of the net related book value.

         On August 14, 2000, the Company entered into a settlement agreement (the Settlement) with an issuer from whom it purchased certain of these ineligible receivables (the Issuer). In connection with the Settlement, the Issuer forgave the payment of the original purchase price of $2,322,000 for certain ineligible receivables that were owned by Midland Credit which were unencumbered. The Company is considering possible remedies that may be available to it from other entities from which ineligible receivables were purchased. Other than as previously discussed, the Company has not recorded an accrual for any potential recoveries, as such amounts are not deemed to be reasonably estimated or probable of recovery at this time.

         The following summarizes the changes in the balance of the investment in receivable portfolios for the years ended December 31:

                                                            1998             1999              2000
                                                           -------------------------------------------
                                                                        (In Thousands)
   Balance, beginning of year                               $15,411          $  2,052          $57,473
     Purchase of receivable portfolios                       24,762            51,969            4,433
     Receivable portfolios acquired in the
       West Capital transaction                                   -                 -            2,000
     Sale of receivable portfolios                          (38,624)             (260)            (706)
     Write-off of basis of settled portfolios                     -                 -             (427)
     Provision for portfolio losses                               -                 -          (20,886)
     Net accretion (collections) applied to
       the principal of receivable portfolios                   503             3,712          (15,918)
                                                           -------------------------------------------
   Balance, end of year                                    $  2,052           $57,473          $25,969
                                                           ===========================================

4. SECURITIZATION OF RECEIVABLE PORTFOLIOS

         On December 30, 1998, Midland Receivables 98-1 Corporation, a bankruptcy-remote, special-purpose entity formed as a wholly-owned subsidiary of the Company, issued non-recourse notes in the principal amount of $33,000,000, which had a fixed rate of interest of 8.63%. These notes were repaid in full on September 11, 2000. The notes were collateralized by credit card receivables securitized by the Company with a carrying amount of approximately $33,800,000 at the time of transfer and a cash collateral account. The transaction was accounted for as a sale under the provisions of SFAS No. 125. As a result, the Company recorded a retained interest and servicing liability and recognized a pretax gain of $9,300,000 in 1998.

         In connection with the securitization, the Company received a servicing fee equal to 20% of the gross monthly collections of the securitized receivables through September 11, 2000, the date of repayment of the notes. During 1999 and 2000, the Company recorded servicing fees of $5,228,000 and $3,662,000, respectively. At the time of the transaction, the benefits of servicing the securitized receivables were not expected to adequately compensate the Company for the servicing arrangement; therefore, the Company recorded a servicing liability of $3,607,000 in accordance with SFAS No. 125. The Company recorded amortization of $2,177,000 and $1,430,000 related to the servicing liability during 1999 and 2000, respectively. The Company recorded no amortization during 1998 as the transaction closed on December 30, 1998. In conjunction with the repayment of the note payable, the servicing liability was fully amortized in September 2000.

         As a result of the securitization transaction, the Company recorded a retained interest in securitized receivables. The retained interest is collateralized by the credit card receivables that were securitized, adjusted for amounts owed to the noteholders. At the time of the transaction, the Company recorded the retained interest at an allocated basis in the amount of $15,848,000 based on its relative fair value, as discussed in Note 1. The allocated basis was then adjusted to its fair market value with the difference resulting in an unrealized gain, net of deferred income taxes, recorded as other comprehensive income within the accompanying consolidated statements of stockholders' equity. The deferred income taxes associated with the unrealized gain were $2,880,000 and $1,948,000 as of December 31, 1999 and 2000,
respectively. The unrealized gain is recalculated on a monthly basis with the change recorded within the consolidated statements of stockholders' equity.

         In estimating the fair value of the retained interest, the Company estimated net cash flows, after repayment of notes, related interest and other fees, based on the Company's historical collection results for similar receivables. The estimated cash flows have been discounted at 30% with collections expected to extend through September 2004. Based on these assumptions, the transaction is anticipated to yield a monthly return of approximately 3.9%. The Company accrued income of $7,836,000 and $11,679,000 on the retained interest during 1999 and 2000, respectively. Upon repayment of the note payable in September 2000, all collections of the underlying securitized receivables are retained by the Company and reduce the retained interest balance.

         In accordance with the terms of securitization, the Company maintained a deposit with the securitization trustee to be used as a reserve for the benefit of securitization investors. This amount was included on an undiscounted basis in the carrying value of the retained interest receivables less any portion required to satisfy obligations of the securitization. It was returned to the Company in September 2000 upon payment of amounts due to the securitization investors.

The following summarizes the changes in the balance of the retained interest for 2000 (in thousands):

                                                                                              ESTIMATED
                                                                                                FAIR
                                                CASH           AMORTIZED      UNREALIZED        MARKET
                                              RESERVES           COST            GAIN           VALUE
                                             ----------------------------------------------------------
   Balance at December 31, 1999              $ 660              $22,694        $ 7,201          $30,555
     Interest accrued                            -               11,679              -           11,679
     Refund of reserve account                (660)                   -              -             (660)
     Payments received                           -               (7,625)             -           (7,625)
     Decrease in unrealized gain                 -                    -         (2,333)          (2,333)
                                             ----------------------------------------------------------
   Balance at December 31, 2000              $   -              $26,748        $ 4,868          $31,616
                                             ==========================================================

The following summarizes the changes in the balance of the retained interest for 1999 (in thousands):

                                                                                              ESTIMATED
                                                                                                FAIR
                                                CASH          AMORTIZED       UNREALIZED        MARKET
                                              RESERVES           COST            GAIN           VALUE
                                              ---------------------------------------------------------
   Balance at December 31, 1998                $ 990           $14,858         $8,138          $23,986
     Refunds of reserve account                 (330)                -              -             (330)
     Income accrued                                -             7,836              -            7,836
     Decrease in unrealized gain                   -                 -           (937)            (937)
                                              --------------------------------------------------------
   Balance at December 31, 1999                $ 660           $22,694         $7,201          $30,555
                                              ========================================================

         At December 31, 2000, collection assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10% and 20% adverse changes in those assumptions related to the retained interest are as follows (in thousands):

   Fair value of retained interest                                                                 $31,616

   RESIDUAL CASH FLOWS DISCOUNT RATE (ANNUAL)
   Impact on fair value of 10% adverse change                                                        (703)
   Impact on fair value of 20% adverse change                                                      (1,365)

   PROJECTED CASH COLLECTION ASSUMPTION
   Impact on fair value of 10% adverse change                                                      (3,162)
   Impact on fair value of 20% adverse change                                                      (6,323)


         These sensitivities are hypothetical and should be used with caution.

         On January 18, 2000, Midland Receivables 99-1 Corporation (Securitization 99-1), a wholly-owned, bankruptcy-remote, special-purpose entity formed by the Company as a subsidiary of Midland Credit, issued nonrecourse notes in the amount of $28,900,000, bearing interest at 9.63% per annum. The notes are collateralized by certain charged-off receivables that had a carrying amount of approximately $43,000,000 at the time of transfer and an initial cash reserve account of $1,445,000 and are insured through a financial guaranty insurance policy. The securitization has been accounted for as a financing transaction, and the proceeds were used to reduce the level of outstanding borrowings of the Company's warehouse facility. Income will be recognized over the estimated life of the receivables securitized, and the receivables and corresponding debt will remain on the Company's balance sheet. The assets pledged in the securitization transaction, together with their associated cash flows, would not be available to satisfy claims of other creditors of the Company.

5. PROPERTY AND EQUIPMENT

         Property and equipment consist of the following at December 31:

                                                                               1999              2000
                                                                            --------------------------
                                                                                 (In Thousands)
   Land and buildings                                                         $   850          $     -
   Furniture, fixtures and equipment                                            1,622            1,105
   Computer equipment and software                                              3,870            7,700
   Telephone equipment                                                          1,089            1,677
   Leasehold improvements                                                           -              205
   Work in progress                                                             2,610                -
                                                                            --------------------------
                                                                               10,041           10,687
   Accumulated depreciation and amortization                                   (2,098)          (3,263)
                                                                            --------------------------
                                                                             $  7,943         $  7,424
                                                                            ==========================

6. NOTES PAYABLE AND OTHER BORROWINGS

         The Company is obligated under the following borrowings:

                                                                               1999              2000
                                                                            --------------------------
                                                                                  (In Thousands)
   Warehouse facility, 1.17% over LIBOR, 7.45% at December 31,
     2000, due December 15, 2004                                              $33,779          $11,201
   Revolving line of credit, 8.5% at December 31, 2000,
     unsecured, due April 15, 2002                                             13,615           12,947
   Notes payable, Securitization 99-1, 10%                                          -           19,619
   Senior notes, 12%, due January 12, 2007 (net of unamortized debt discount of $1,516,000 for value of common stock
     warrants)                                                                      -            8,484
   Senior notes, 12%, due July 1, 2005                                              -              613
   Notes payable, 12%, due March 28, 2003                                           -              401
   Various installment obligations, 7.7%                                           24                5
                                                                             --------------------------
                                                                              $47,418          $53,270
                                                                             ==========================

         On March 31, 1999, Midland Credit, through a wholly owned, bankruptcy-remote subsidiary, entered into a securitized receivables acquisition facility, or "warehouse facility," allowing for a current maximum funding of $35,000,000. In January and November 2000, certain terms and conditions of the warehouse facility were amended. The amendments include that Midland Credit (i) must maintain $2 million of liquidity, (ii) must collect certain minimum amounts on the receivable portfolios within the warehouse facility and Securitization 99-1 based on current projections, (iii) must maintain on a consolidated basis a minimum net worth of an amount that decreases on a quarterly basis from $13,600,000 to $7,300,000, over the period from September 30, 2000 through September 30, 2001, and remains at $7,300,000 thereafter, (iv) must be reappointed as servicer by the note insurer on a monthly basis subsequent to December 31, 2000, (v) was granted greater flexibility in the sale of certain accounts and the use of third-party collectors, and (vi) will receive increased servicing fees that are equal to the Company's servicing costs and paid on a weekly basis. In addition, the amendments increase the interest rate on notes in Securitization 99-1 to 10% and the warehouse facility to one-week LIBOR plus 1.17%.

         The warehouse facility was also converted to a term loan with monthly payments based on collections associated with the receivable portfolios with a final payment date of December 15, 2004. Midland Credit is also required to pay to the noteholders any recoveries through legal settlement after September 22, 2000, net of attorney fees and certain costs, from certain issuers that previously sold the securitized receivables to Midland Credit. In November 2000, $622,000, net of $29,000 in attorney fees, was paid to the noteholders of Securitization 99-1 related to recoveries received after September 30, 2000. At December 31, 2000, Midland Credit was in default of certain covenants of Securitization 99-1 and the warehouse facility, and on January 24, 2001, the controlling party waived the default.

     The Company entered into the Fifth Amended and Restated Promissory Note effective December 30, 2000 to renew its revolving line of credit. The $15,000,000 revolving line of credit accrues interest at the prime rate and matures on April 15, 2002. Borrowings under this unsecured revolving line of credit are guaranteed by certain stockholders of the Company, including Triarc Companies, Inc. (Triarc). Triarc indirectly owns approximately 8.4% of the outstanding common stock of the Company. Triarc has purchased a $15,000,000 certificate of deposit from the lending bank which is subject to set off under certain circumstances if the parties to the bank guaranties and related obligations fail to perform their obligations thereunder. At December 31, 1999 and 2000, the Company had available unused lines of credit in the amount of $1,385,000 and $2,053,000, respectively.

         In January 2000, Midland Credit, through a wholly-owned, bankruptcy-remote subsidiary, issued nonrecourse notes in the amount of $28,900,000, bearing interest at 9.63% per annum and subsequently amended in late 2000 to bear interest at 10% per annum (Note 4). The notes are collateralized by certain charged-off receivables and are insured through a financial guaranty insurance policy.

         In January 2000, the Company obtained additional financing through the issuance of $10,000,000 principal amount senior notes to an institutional investor. The notes are unsecured obligations of the Company but are guaranteed by Midland Credit and Triarc. In connection with the issuance of the notes, the Company issued warrants to the noteholders to acquire up to an aggregate of 528,571 shares of common stock of the Company at an exercise price of $0.01 per share. In addition, the notes require semiannual interest payments on January 15 and July 15; however, during the first two years the notes are outstanding, interest may be paid in kind at the Company's option through issuance of additional 12% senior notes due July 1, 2005. For the interest payment that was due in July 2000, the Company issued a 12% senior note in the amount of $613,000.

         On December 20, 2000, MRC Receivables Corporation, a wholly owned bankruptcy-remote, special-purpose entity, entered into a $75,000,000 secured financing facility. Notes to be issued under the facility will be collateralized by the charged-off receivables that are purchased with the proceeds from this financing arrangement. Each note has a maturity date not to exceed 27 months after the borrowing date. Once the notes are repaid, the Company and the lender equally share remaining cash flows from the receivable portfolios. The first funding under this financing facility occurred in December 2000 in connection with the purchase of receivable portfolios in the amount of approximately $401,000. The assets pledged under this financing facility, together with their associated cash flows, would not be available to satisfy claims of general creditors of the Company.

         On October 31, 2000, the Company entered into an agreement with a related party for a standby line of credit in the amount of $2,000,000 at 12% and a funding expiration date of December 31, 2000. The facility is secured by the Company's assets. At December 31, 2000, the Company had not drawn any funds against this line of credit.

7. INCOME TAXES

         The provision for income taxes on income before extraordinary charge consists of the following for the years ended December 31:

                                                              1998             1999              2000
                                                         ----------------------------------------------
                                                                         (In Thousands)
   Current expense (benefit):
     Federal                                                $    -            $  -             $  (418)
     State                                                     (42)              -                   -
                                                         ----------------------------------------------
                                                               (42)              -                (418)

   Deferred expense (benefit):
     Federal                                                 4,036             (27)             (9,491)
     State                                                   1,071              (7)             (2,480)
     Valuation allowance                                         -               -               5,132
                                                         ----------------------------------------------
                                                             5,107             (34)             (6,839)
                                                         ----------------------------------------------
                                                            $5,065            $(34)            $(7,257)
                                                         ==============================================

         The Company has recorded a deferred income tax benefit in 1998 in the amount of $115,000 pertaining to an extraordinary loss on the early extinguishment of debt, which has been reported in the net operating losses component of deferred tax assets in the following table.

         The Company has net operating loss carryforwards of approximately $10,881,000 as of December 31, 2000. The Company is a loss corporation as defined in Section 382 of the Internal Revenue Code. Therefore, if certain changes in the Company's ownership should occur, there could be a significant annual limitation on the amount of loss carryforwards and future recognized losses that can be utilized and ultimately some amount of loss carryforwards may not be available. Such changes could result in additional tax provision beyond the valuation allowance. The net operating losses generated in 1998, 1999 and 2000 of $2,105,000, $6,800,000 and $1,800,000, respectively, expire in 2018,
2019 and 2020, respectively. The remaining balance expires in the year 2006.

      The components of deferred tax assets and liabilities consist of the following as of December 31:

                                                                               1999             2000
                                                                             ------------------------
                                                                                  (In Thousands)
   Deferred tax assets:
     Net operating losses                                                    $ 4,071           $4,378
     Accrued expenses                                                            178              700
     Differences in income recognition related to receivable
       portfolios and retained interest                                            -            2,456
                                                                             ------------------------
                                                                               4,249            7,534
     Less valuation allowance                                                      -            5,132
                                                                             ------------------------
                                                                               4,249            2,402
   Deferred tax liabilities:
     Unrealized gain on retained interest in securitized
       receivables                                                             2,880            1,948
     Differences in income recognition related to receivable
       portfolios and retained interest                                        8,800                -
     Difference in basis of depreciable assets                                   340              454
                                                                             ------------------------
                                                                              12,020            2,402
                                                                             ------------------------
   Net deferred tax liability                                                $(7,771)          $    -
                                                                             ========================

         SFAS No. 109 requires a valuation allowance against deferred tax assets if, based on available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company believes that some uncertainty exists with respect to the future utilization of net operating losses and other deferred tax assets; therefore, the Company has provided a valuation allowance relating to such items of $5,132,000 as of December 31, 2000. The Company has not recorded any valuation allowance as of December 31, 1999.

         The 1998 securitization transaction qualified as a financing for income tax purposes; therefore, the Company recorded a deferred tax liability pertaining to the unrealized gain on the retained interest in the amount of $3,255,000, as no gain was recorded for income tax purposes. The decrease during 1999 and 2000 in the deferred tax liability of $375,000 and $932,000, respectively, relates to the decrease in the unrealized gain on retained interest in securitized receivables which is recorded as a component of other comprehensive loss in the accompanying consolidated statements of stockholders' equity.

      The differences between the total income tax expense and the income tax expense computed using the applicable federal income tax rate were as follows for the years ended December 31:

                                                                1998            1999             2000
                                                              ------------------------------------------
                                                                          (In Thousands)
   Computed "expected" federal income tax
     provision (benefit)                                       $4,410          $(30)           $(10,845)
   Increase (decrease) in income taxes
     resulting from:
       State income taxes, net                                    669            (4)             (1,612)
       Other adjustments, net                                     (14)            -                  68
       Increase in valuation allowance                              -             -               5,132
                                                              ------------------------------------------
                                                               $5,065          $(34)          $  (7,257)
                                                              ==========================================

8. LEASES

         The Company leases office facilities and equipment in Phoenix, Arizona and in San Diego, California. The leases are structured as operating leases, and the Company incurred related rent expense in the amounts of $198,000, $617,000 and $1,122,000 during 1998, 1999 and 2000, respectively. Commitments for future minimum rentals are presented below for the years ending December 31 (in thousands):

   2001                                                                                        $1,334
   2002                                                                                         1,195
   2003                                                                                         1,005
   2004                                                                                           541
                                                                                              -------
                                                                                               $4,075
                                                                                              =======

         The Company leases certain property and equipment through capital leases. These long-term leases are noncancelable and expire on varying dates through 2003. At December 31, 1999 and 2000, the cost of assets under capital leases is $1,605,000 and $2,440,000, respectively. The related accumulated amortization for the years ended December 31, 1999 and 2000 was $171,000 and $454,000, respectively. Amortization of assets under capital leases is included in depreciation and amortization expense. Future minimum lease payments under capital lease obligations consist of the following for the years ending December 31 (in thousands):

   2001                                                                                        $1,171
   2002                                                                                           993
   2003                                                                                           352
   2004                                                                                            79
                                                                                               ------
                                                                                                2,595
   Less amount representing interest                                                             (362)
                                                                                               ------
                                                                                               $2,233
                                                                                               ======

9. EXTRAORDINARY CHARGE

         In connection with the early extinguishment of debt under one of the Company's previous bank credit agreements, the Company recognized an extraordinary loss in 1998 of $180,000, net of income tax benefit of $115,000, resulting from payment of prepayment fees and penalties.

10. COMMON STOCK WARRANTS

         In September 1998, MCM Capital issued common stock warrants in connection with a three-month line-of-credit agreement entered into by the Company. The warrants were valued at $130,000 on the date of issuance, which was recorded as debt discount, and amortized to interest expense during 1998. In connection with the expiration of the line-of-credit agreement in December 1998, the warrants were returned to the Company at no cost.

         In connection with the issuance of $10,000,000 of 12% senior notes to an institutional investor in January 2000, the Company issued warrants to the investor and to Triarc to acquire up to 428,571 and 100,000 shares, respectively, of common stock of the Company at an exercise price of $0.01 per share. In addition, the Company paid a fee to Triarc in the amount of $200,000 in consideration of Triarc's guarantee of this indebtedness. The Company engaged an independent valuation firm to determine the allocation of the $10,000,000 principal amount between the notes and the warrants. The warrants were valued at $3.05 per share and, thus, recorded as a component of stockholders' equity in the amount of $1,611,000 with the same amount recorded as debt discount relating to the $10,000,000 note payable. The $1,611,000 debt discount is being amortized as interest expense over the five-year exercise period of the warrants resulting in a remaining debt discount balance of $1,516,000 at December 31, 2000.

         In connection with the execution of the $75,000,000 financing facility that closed on December 20, 2000 (see Note 6), MCM Capital issued warrants to purchase up to 621,576 shares of common stock of the Company at $1.00 per share, of which 155,394 were exercisable at December 31, 2000. The remaining warrants become exercisable in three equal tranches, each triggered at the time MRC Receivables Corp. has drawn an aggregate of $22.5 million, $45.0 million and $67.5 million against the facility.

         In connection with the execution of the $2,000,000 revolving credit agreement on October 31, 2000 (see Note 6), the Company issued warrants to purchase 50,000 shares of the Company's common stock at $0.01 per share. The warrants were valued at $24,000 and are recorded as a component of stockholders' equity. Additional warrants are issuable at such time that the Company draws against or renews the line of credit.

11. EMPLOYEE BENEFIT PLAN

         The Company maintains a 401(k) Salary Deferral Plan (the "Plan") whereby eligible employees may voluntarily contribute up to a maximum of 15% of compensation, subject to Internal Revenue Code limitations. Company management may match a percentage of employee contributions at its discretion. Employer matching contributions and administrative costs relating to the Plan totaled $30,000, $84,000 and $79,000 for 1998, 1999 and 2000, respectively.

12. STOCK-BASED COMPENSATION

         During 1998, 1999 and 2000, the Company granted stock options to purchase shares of its common stock in connection with executive employment agreements. These options become exercisable over the next three to five years in varying amounts depending on the terms of the individual option agreements and have a term of 10 years. Since the exercise price of the stock options was equal to the estimated market value of the underlying common stock at the date of grant, no compensation expense was recognized.

         Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for these stock options under the fair-value method of SFAS No. 123. The fair value for options granted during 1998 was estimated at the date of grant using the minimum-value method with the following assumptions: risk-free interest rate of 5.1%, dividend yield of 0%, an estimated market value of the Company's common stock on the date of grant of $3.04 per share and an expected life of the options of 10 years.

         The fair value for options granted was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the years ended December 31, 1999 and 2000:

                                                          1999        2000
                                                       ----------------------
Risk free interest rate                                     6%          6%
Dividend yield                                              0%          0%
Volatility factors of the expected market price of
  the Company's common stock                             33.6%       64.0%
Weighted-average expected life of options              10 years    10 YEARS

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except per share amounts):

                                                   1999               2000
                                                 --------------------------
   Pro forma net income (loss)                   $ (150)          $(24,122)
   Pro forma earnings per share:
     Basic                                        (0.03)             (3.25)
     Diluted                                      (0.03)             (3.25)

         A summary of the Company's stock option activity and related information is as follows:

                                                                             WEIGHTED-
                                                                             AVERAGE
                                           NUMBER OF      OPTION PRICE       EXERCISE
                                              SHARES       PER SHARE           PRICE          EXERCISABLE
                                           --------------------------------------------------------------
   Outstanding at December 31, 1997               --        $   --            $   --               --
     Granted                                  98,823        $ 3.04            $ 3.04
                                           ---------
   Outstanding at December 31, 1998           98,823        $ 3.04            $ 3.04               --
     Granted                                 175,000     $4.13 - $10.00       $ 7.68
                                           ---------
   Outstanding at December 31, 1999          273,823     $3.04 - $10.00       $ 6.00           32,941
     Granted                               1,250,000        $ 1.00            $ 1.00
     Expired                                (273,823)       $ 6.00            $ 6.00
                                           ---------
   Outstanding at December 31, 2000        1,250,000        $ 1.00            $ 1.00               --
                                           =========

         The following table summarizes outstanding and exercisable options at December 31, 2000:

                            OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                       ------------------------------           ------------------------------
                                            WEIGHTED-                                WEIGHTED-
                                            AVERAGE                                  AVERAGE
                         NUMBER             EXERCISE              NUMBER             EXERCISE
EXERCISE PRICES        OUTSTANDING           PRICE              OUTSTANDING           PRICE
---------------        -----------          ---------           ------------         ---------
   $  1.00              1,250,000          $  1.00                 -                  $ -

13. PUBLIC OFFERING OF COMMON STOCK

         MCM Capital filed a registration statement with the Securities and Exchange Commission for an underwritten initial public offering (the IPO) of its shares of common stock. On June 25, 1999, prior to the IPO, MCM Capital merged with Midland Corporation of Kansas in which:

   -  MCM Capital was the surviving corporation.

   - The authorized capital stock of the surviving corporation consists of 50,000,000 shares of $.01 par value common stock and 5,000,000 shares of $.01 par value preferred stock.

   - The stockholders of Midland Corporation of Kansas received 4.941 shares of MCM Capital common stock for each share of Midland Corporation of Kansas common stock outstanding, having the effect of a 4.941-to-1 stock split.

         All share and per share information was adjusted to give retroactive effect to the change in the number of shares outstanding as a result of the merger.

          On July 14, 1999, the Company sold 2,250,000 shares of common stock at $10 per share in its IPO. The Company received net proceeds of approximately $19,700,000 million after payment of all fees and expenses.

14. CONTINGENT LIABILITIES

         There are a number of lawsuits or claims pending or threatened against Midland Credit. In general, these lawsuits or claims have arisen in the ordinary course of our business and involve claims for actual damages arising from the alleged misconduct of our employees or our alleged improper reporting of credit information. Although litigation is inherently uncertain, based on past experience, and the information currently available to us and the possible availability of insurance and/or indemnification from the originating institutions in some cases, we do not believe that the pending or threatened litigation or claims will have a material adverse effect on our operations or financial condition.

15. SUBSEQUENT EVENTS

         In conjunction with the $75,000,000 secured financing facility discussed in Note 6, the Company purchased three additional receivable portfolios during February 2001 with an aggregate purchase price of approximately $4,136,000 resulting in associated additional debt of $3,758,000 with maturities ranging from seven to 14 months. The assets pledged under this financing facility, together with their associated cash flows, would not be available to satisfy claims of general creditors of the Company.

         In January 2001, the Company converted $633,000 in interest payable on the senior notes discussed in Note 6 to additional 12% senior notes due January 15, 2006.

         In February 2001, the Company filed a lawsuit against one of the issuers from whom the Company had previously purchased receivable portfolios. Among other matters, the complaint alleges that some of the receivable portfolios previously purchased contained ineligible receivables. Pursuant to the Warehouse Securitization 99-A and Securitization 99-1 transaction documents all net recoveries will be paid to the noteholders thereunder as principal payments.

         In the first quarter of 2001, the Company extended the $2,000,000 standby line of credit issued by certain affiliates of the Company through March 31, 2001. The Company has not drawn any funds against the line as of the date of the report.


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

16. QUARTERLY INFORMATION (UNAUDITED)

                                                       THREE MONTHS ENDED
                                        --------------------------------------------------
                                        MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31
                                        --------------------------------------------------
                                             (In Thousands, Except Per Share Amounts)
   1999

   Revenues                             $4,200      $ 5,541       $ 8,205       $10,212
   Total operating expenses              5,443        5,908         6,810         8,122

   Net income (loss)                      (824)        (437)          507           703

   Basic income (loss) per share         (0.17)       (0.09)         0.07          0.10

   Diluted income (loss) per share       (0.17)       (0.09)         0.07          0.10

   2000

   Revenues                             $7,887      $10,054       $10,161       $ 8,458
   Total operating expenses              7,669       29,679         8,838        13,463

   Net loss                             (2,191)     (16,000)         (629)       (4,910)

   Basic loss per share                  (0.30)       (2.17)        (0.08)        (0.65)

   Diluted loss per share                (0.30)       (2.17)        (0.08)        (0.65)


119